Exhibit 99.2(G)(1)

AMERICAN BEACON APOLLO TOTAL RETURN FUND

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made as of June 11, 2018, by and among the American Beacon Apollo Total Return Fund, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed on Schedule A hereto, as may be amended from time to time (each, a “Fund”), and American Beacon Advisors, Inc., a Delaware corporation (“Manager”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company consisting of one or more separate Funds, each having its own assets and investment objective(s), policies, restrictions and classes of shares (each, a “Class”), as listed on Schedule A hereto, as may be amended from time to time; and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”); and

WHEREAS, the Trust desires to retain the Manager to provide investment advisory and administrative services to each Fund pursuant to the terms and provisions of this Agreement, and the Manager is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.         Appointment.  The Trust hereby appoints the Manager to serve as the investment adviser and administrator of the Trust and each Fund for the period and on the terms set forth in this Agreement.  The Manager accepts such appointment and agrees to render the services herein set forth for compensation as set forth on Schedule A.  In the performance of its duties, the Manager will act in the best interests of the Trust and each Fund and will perform its duties hereunder for the Trust and each Fund in conformity with (a) applicable laws and regulations, including, but not limited to, the 1940 Act (including Rule 23c-3 thereunder with respect to the operations of an interval fund), the Advisers Act, and the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations under each such act,  (b) the terms of this Agreement, (c) the investment objectives, policies and restrictions of each applicable Fund as stated in the then current offering documents and the Trust’s registration statement under the 1940 Act, (d) the Trust’s Agreement and Declaration of Trust and Bylaws, and (e) such other guidelines as the Board reasonably may establish or approve.  The Manager shall for all purposes herein be an independent contractor and will have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed to be an agent of the Trust or a Fund unless expressly authorized in this Agreement or in another appropriate written format.

2.          Duties of the Manager

(a)     Investment Program.  Subject to supervision by the Board, the Manager will provide a continuous investment program for each Fund and shall determine what securities, commodity interests and other investments will be purchased, retained, sold or loaned by each Fund and what portion of such assets will be invested or held uninvested as cash.  The Manager will exercise full discretion and act for each Fund in the same manner and with the same force and effect as such Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.  The Manager will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Trust and each Fund in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Board.

(b)     Securities Lending Activities.  The Manager shall provide the following services with respect to securities lending activities on behalf of each Fund that engages in such activities:  (i) assist the securities lending agent for each such Fund (the “Agent”) to determine which securities are available for loan, (ii) monitor the Agent’s activities to ensure that securities loans are effected in accordance with the Manager’s instructions and in accordance with applicable procedures and guidelines adopted by the Board, (iii) make recommendations to the Board regarding eligible Funds to participate in securities lending; (iv) prepare appropriate periodic reports for, and seek appropriate periodic approvals from, the Board with respect to securities lending activities, (v) respond to Agent inquiries concerning Agent’s activities, and (vi) such other related duties as may be necessary or appropriate.

(c)     Exercise of Rights.  The Manager, unless and until otherwise directed by the Board, will exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held), and exercising rights in the context of a bankruptcy or other reorganization.

(d)     Execution of Transactions and Selection of Broker Dealers.  The Manager shall be responsible for effecting transactions for each Fund and selecting brokers, dealers or futures commission merchants to execute such transactions for each Fund.  In the selection of brokers or dealers (which may include brokers or dealers affiliated with the Manager) and the placement of orders for the purchase and sale of portfolio investments for each Fund, the Manager shall use its best efforts to obtain for each Fund the best execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services as described below.  In using its best efforts to obtain the best execution available, the Manager, bearing in mind each Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of execution and research services provided by the broker or dealer.  Subject to such policies as the Board may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage or research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to such Fund and to other clients of the Manager as to which the Manager exercises investment discretion.  The Trust hereby agrees that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Trust hereby consents to the retention of compensation for such transactions.

(e)      Administrative Services.  Subject to the general direction and control of the Trust’s Board and the provisions of this Agreement, the Manager shall supervise all aspects of the operations of the Trust and provide to each Fund and its Classes, at the Manager’s cost and expense, all administrative and clerical services as deemed necessary or advisable for the operation of such Funds and Classes, including without limitation those services set forth on Schedule B attached hereto, as may be amended from time to time.  The Manager can use any of its officers and employees to provide any of the services or reports required under this Agreement.  In performing its duties hereunder, the Manager shall provide, at its expense, appropriate office space (which may be space within the offices of the Manager), office furnishings, facilities, equipment, utilities and supplies as required for administering the operations and conducting the business of each Fund, and the secretarial, administrative and clerical personnel required to provide or supervise the provision of services under this Agreement.

(f)     Reports to the Board.  Upon request, the Manager shall provide to the Board such analyses and reports as may be required by law or otherwise reasonably required to fulfill its responsibilities under this Agreement.

(g)    Reports to each Fund.  The Manager shall prepare and furnish to each Fund such reports, statistical data and other information in such form and at such intervals as such Fund may reasonably request.

(h)     Delegation of Authority.

(i)     Any of the duties specified in Paragraphs 2(a) through 2(d) with respect to one or more Funds may be delegated by the Manager, at a Fund’s expense (unless designated otherwise in Schedule A), to an appropriate party, including an affiliated party (“Subadviser”), subject to such approval by the Board and shareholders of the applicable Fund to the extent required by the 1940 Act.  The retention of one or more Subadvisers by the Manager pursuant to this Paragraph 2(h)(i) shall in no way reduce the obligations of the Manager under this Agreement and the Manager shall be responsible to the Trust for all acts or omissions of each Subadviser in connection with the performance of the Manager’s duties under this Agreement.  In connection with the delegation of responsibilities to a Subadviser, the Manager shall:

I.     Oversee the performance of delegated functions by each Subadviser and furnish the Board with periodic reports concerning the performance of delegated responsibilities by the Subadviser;

II.       Allocate the portion of the assets of a Fund to be managed by one or more Subadvisers for such Fund and coordinate the activities of all Subadvisers;

III.      As appropriate, recommend replacement of a Subadviser or the addition of a Subadviser, subject to the necessary approvals under the 1940 Act; and

IV.     Oversee the activities of a lead Subadviser, to the extent any of the foregoing functions are performed by a lead Subadviser.

(ii)   Any of the functions specified in Paragraph 2(e) with respect to any or all of the Funds may be delegated by the Manager, at the Manager’s expense, to another appropriate party (including an affiliated party), subject to approval by the Board of Trustees.  The Manager shall oversee the performance of delegated functions by any such party and shall furnish to the Trust periodic evaluations and analyses concerning the performance of delegated responsibilities by those parties.

(i)         CPO Registration. The Manager is registered with the CFTC as a CPO and is a member of the NFA. The Manager shall maintain such registration or license in effect and in good standing at all times during the term of this Agreement to the extent required for the Manager to perform its duties hereunder.

3.        Services Not Exclusive.  The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager, who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

4.        Compliance with Rule 38a-1.  The Manager shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws (including, but not limited to, the laws applicable to the Trust’s registration statement and offering documents), and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.  The Manager shall also provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

5.        Information to Manager.  The Trust shall cause its officers, advisers, distributors, legal counsel, independent accountants, transfer agent, and any other service provider to cooperate with the Manager and to provide the Manager, upon its reasonable request, with such information, documents and advice relating to such Trust and a Fund, including but not limited to, such copies of that Fund’s offering documents, financial statements, proxy statements, reports, and other information relating to its business and affairs as is within the possession or knowledge of such persons as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.  The Manager may consult with legal counsel to the appropriate Fund, at such Fund’s expense, and shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel.

6.         Books and Records.  The Manager will maintain all accounts, books and records with respect to each Fund or Class relating to the services it provides pursuant to this Agreement, as are required pursuant to the 1940 Act, Advisers Act, the CEA and the rules and regulations under each such act.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.  The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act, as such rules may be amended from time to time.

7.       Confidentiality.  The Manager shall be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of each Fund in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Board.

8.         Expenses of the Manager and the Trust.  During the term of this Agreement, each Fund will bear all fees and expenses not specifically waived, assumed or agreed to be paid by the Manager and incurred in its operations and the offering of its shares; provided, however, the Manager, at its expense, shall furnish each Fund with all necessary facilities, equipment, supplies and personnel required to perform the administrative services contemplated under Paragraph 2(e) of this Agreement.  The Manager shall also be responsible for paying the salaries, expenses and fees of any personnel that it furnishes to any Fund (including the salaries, expenses and fees of Trustees, officers and employees of the Trust who are officers, directors/trustees, partners, or employees of the Manager or its affiliates) required for such personnel to faithfully perform their duties under this Agreement; provided, however, that the parties may agree that the Trust may pay the compensation of the Trust’s chief compliance officer or any other officer of the Trust.  Expenses borne by each Fund will include, but not be limited to, the following (or each Fund’s proportionate share of the following): fees payable to Subadvisers; brokerage fees, commissions and other portfolio transaction expenses relating to securities and commodity interest positions purchased or sold by the Fund or any losses incurred in connection therewith (including, without limitation, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loan and other investments made by the Fund, and any costs associated with originating loans, asset securitizations and alternative lending-related strategies); fees paid for brokerage commission analysis for the purpose of monitoring best execution practices of the Subadvisers; costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limitation, through the use by the Fund of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities and tender option bonds; costs, including dividend and/or interest expenses and other costs (including, without limitation, offering and related legal costs, fees to brokers, fees to auction agents, fees to transfer agents, fees to rating agencies and fees to auditors associated with satisfying rating agency requirements for preferred shares or other securities issued by the Fund and other related requirements in the Fund’s organizational documents) associated with the Fund’s issuance, offering, redemption and maintenance of preferred shares, commercial paper or other senior securities (such as the use of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities and tender option bonds) for the purpose of incurring leverage; fees and expenses of any underlying funds or other pooled vehicles in which a fund invests; dividend and interest expenses on short positions taken by the Fund; expenses of organizing the Fund; filing fees and expenses relating to the registration and qualification of, or notice filings for, the Fund under federal securities laws and the Fund’s shares under state securities laws and maintaining such registrations, qualifications and/or notice filings; the costs of effecting sales and repurchases of the Fund’s shares of beneficial interest or other securities; subscription, placement agent and shareholder service fees; securities lending fees; fees and salaries payable to the Trustees and officers of the Trust who are not officers, directors/trustees, partners or employees of the Manager or its affiliates; taxes (including any income or franchise taxes) and governmental fees; costs of any liability, uncollectible items of deposit and other insurance (including directors’ and officers’ errors and omissions insurance) or fidelity bonds; any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust or a Fund for violation of any law; legal, accounting and auditing expenses, including legal fees of counsel to the Trust or any Fund for services rendered to the Trust or the Fund and legal fees of special counsel for the independent trustees; charges of custodians, transfer agents, dividend disbursing agents, proxy voting services and expenses relating to proxy solicitation and tabulation services and services of other agents; costs of preparing share certificates; expenses of printing and mailing offering documents and updates thereto for  shareholders, reports and statements to shareholders and proxy materials; all expenses incidental to holding shareholder and Board meetings; costs incurred for any pricing or valuation services; any expenses of the Manager resulting from new services necessitated by regulatory or legal changes affecting investment companies occurring after the date of this Agreement (subject to prior notice by the Manager to the Board of Trustees); any extraordinary expenses (including fees and disbursements of counsel) incurred by the Trust or a Fund; and fees and other expenses incurred in connection with membership in investment company organizations.

9.         Compensation.  For the services provided and the expenses assumed pursuant to this Agreement with respect to each Fund, the Trust will pay the Manager a fee which is computed daily and paid monthly from each Fund’s assets at the annual rates as percentages of that Fund’s average daily managed assets as set forth in the attached Schedule A, which Schedule can be modified from time to time to reflect changes in annual rates or the addition or deletion of a Fund from the terms of this Agreement, subject to appropriate approvals required by the 1940 Act.  For purposes of the Agreement, a Fund’s “managed assets” are its total assets (including assets attributable to the proceeds of leverage) minus accrued liabilities (other than liabilities attributable to such leverage). If this Agreement becomes effective or terminates with respect to any Fund before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.  Any fees payable by a Fund to a Subadviser pursuant to a separate agreement among the Trust, on behalf of a Fund, the Manager and a Subadviser, shall be in addition to the fees payable by the Fund to the Manager as set forth in Schedule A.

10.        Limitation of Liability of the Manager.  The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Fund in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Any person, even though also an officer, partner, employee, or agent of the Manager, who may be or become an officer, Board member, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting in any business of the Trust, to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee, or agent or one under the control or direction of the Manager even though paid by it. The U.S. federal and state securities laws impose liabilities on persons who act in good faith, and, therefore, nothing in this Agreement is intended to limit the obligations of the Manager under such laws.  This Paragraph 10 does not in any manner preempt any separate written indemnification commitments made by the Manager with respect to any matters encompassed by this Agreement.

11.        Duration and Termination.

(a)        Effectiveness.  This Agreement shall become effective with respect to each Fund upon the dates set forth in Schedule B, provided that, with respect to each Fund, this Agreement shall not take effect unless it has first been approved, to the extent required by the 1940 Act (i) by a vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party (“Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval, and (ii) by an affirmative vote of a majority of the outstanding voting securities of such Fund.

(b)        Renewal.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof and with respect to any new Fund, this Agreement will continue in effect for two years from the date the Fund is added to this Agreement.  Thereafter, if not terminated, this Agreement shall continue in effect with respect to a Fund provided that such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act (and any related rules, orders and interpretations).

(c)        Termination.  Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time by vote of the Board, including a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Fund on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager.  The Manager may at any time terminate this Agreement on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust.  This Agreement automatically and immediately will terminate in the event of its assignment.  Termination of this Agreement pursuant to this Paragraph 11(c) shall be without the payment of any penalty.  Termination of this Agreement with respect to a given Fund shall not affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund.

12.      Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to the Trust or Fund thereof shall be effective until approved by the Board and the Trust or Fund shareholders to the extent required by the 1940 Act.

13.        Name of Trust. The Trust or any Fund may use the name “American Beacon Apollo Total Return Fund” for only so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager. At such time as such an agreement shall no longer be in effect, the Trust and each Fund will (to the extent that it lawfully can) cease to use any name derived from American Beacon Advisors, Inc. or any successor organization.

14.        Trust and Shareholder Liability.  The Manager is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Agreement and Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Fund, the obligations hereunder shall be limited to the respective assets of that Fund.  The Manager further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

15.       Non-Binding Agreement.  This Agreement is executed by the Trust’s Trustees and/or officers in their capacities as Trustees and/or officers and the obligations of this Agreement are not binding upon any of them or the shareholders individually; rather, they are binding only upon the assets and property of that Trust.

16.       Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior amendments and understandings relating to the subject matter hereof, except as provided in Paragraph 10 of this Agreement.

17.       Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act.  To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

18.       Definitions.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meanings as such terms have in the 1940 Act.

19.        Notices.  All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust (attention: Secretary) or the Manager (attention: General Counsel) (or to such other address or contact as shall be designated by the Trust or the Manager in a written notice to the other party) in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed to be given on the date delivered or mailed in accordance with this Paragraph 19.

20.        Force Majeure.  The Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

21.        Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

22.       The 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

23.        Headings.  The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

AMERICAN BEACON APOLLO TOTAL RETURN FUND

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President

AMERICAN BEACON ADVISORS, INC.

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President & Chief Operating Officer

MANAGEMENT AGREEMENT

SCHEDULE A

I.          Management Fees

As compensation pursuant to Paragraph 9 of the Management Agreement for services rendered pursuant to such Agreement (other than the securities lending services set forth in Paragraph 2(b) of the Agreement) for Funds with respect to which the Manager has delegated day-to-day management of some or all of a Fund’s portfolio assets to one or more Subadvisers pursuant to Section 2(h) of the Agreement, the American Beacon Apollo Total Return Fund shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as a percentage of each applicable Fund’s average daily managed assets:

0.40% of average daily managed assets on the first $1 billion,
0.375% of average daily managed assets on the next $4 billion,
0.35% of average daily managed assets on the next $5 billion, and
0.325% of average daily managed assets over $10 billion

For purposes of the Agreement, a Fund’s “managed assets” are its total assets (including assets attributable to the proceeds of leverage) minus accrued liabilities (other than liabilities attributable to such leverage).  For the avoidance of doubt, for purposes of calculating “managed assets,” the Fund’s derivative investments will be valued based on their market value.

II.         Securities Lending Fees

As compensation for services provided by the Manager in connection with securities lending activities of each Fund of the  Trust, a lending Fund shall pay to the Manager, with respect to cash collateral posted by borrowers, a fee of 10% of the net monthly interest income (the gross interest income earned by the investment of cash collateral, less the amount paid to borrowers as well as related expenses) from such activities and, with respect to loan fees paid by borrowers when a borrower posts collateral other than cash, a fee up to 10% of such loan fees.

Dated: June 11, 2018

SCHEDULE B

Administrative Services

The Manager shall provide the Trust, its Funds and its Classes the following services pursuant to Paragraph 2(e) of the Management Agreement.

1.
Investigate and, with appropriate approval of the Board of Trustees, select and oversee necessary service companies to conduct certain operations of the Trust, including the Trust’s custodian, transfer agent, dividend disbursing agent, distributor, independent public accountants and legal counsel.

2.
Maintain or supervise the maintenance of all internal bookkeeping, accounting and auditing services and records in connection with the Trust’s investment and business activities in compliance with the applicable 1940 Act requirements.

3.
Assist the Trust in complying with the securities, tax and other laws and regulations of the United States (including Rule 23c-3 under the 1940 Act) and the various states and other jurisdictions in which the Trust does business.

4.	Administer the Funds’ interfund lending facility and lines of credit, if any, as needed for investment purposes and short-term liquidity needs.

5.
Develop pricing procedures for the Trust and oversee the implementation of the pricing procedures and fair valuation procedures for the Trust, disseminate NAV’s, prepare annual expense budgets and periodic accrual analyses, coordinate expense payments, prepare and distribute portfolio performance, monitor insurance levels and assist the Trust in obtaining insurance coverage, coordinate regulatory examinations, monitor, reconcile, collect and remit sales charges and contingent deferred sales charges, if any, and develop and implement procedures to ensure the continuous provision of services to the Funds and their shareholders should a potentially disruptive event or cybersecurity threat occur at one of the Funds’ critical service providers.

6.
Arrange for the preparation and periodic updating of the Trust’s registration statement on Form N-2, offering documents and updates thereto, proxy materials, tax returns and reports to shareholders and the Securities and Exchange Commission (“SEC”); provided, however, that nothing in this paragraph is intended or shall be construed to require the Manager to bear any costs or expenses not otherwise assumed by it, including, for example, those expenses to be borne by the Fund as set forth in Paragraph 8 of the Management Agreement. These duties to be performed by the Manager hereunder shall include, but not be limited to, the following duties.  The Manager shall prepare, or cause to be prepared, with the assistance of legal counsel and such other service providers as may be reasonable and appropriate: (a) all initial and amended registration statements on Form N-8A, Form N-2, Form N-14 or similar or related forms of registrations promulgated by the SEC or other applicable regulators as may be necessary for the lawful operations of the Trust, including any and all offering documents, exhibits and updates thereto; (b) all proxy statements and related materials prepared pursuant to Schedule 14A, Form N-14 or similar or related forms promulgated by the SEC or other applicable regulators necessary for the lawful operations of the Trust; (c) all periodic and other reports that must be filed with the SEC or other applicable regulators necessary for the lawful operations of the Trust, including, but not limited to, the reports filed with the SEC on Form N-CSR, Form N-SAR, Form N-Q and Form N-PX and any replacements thereto; (d) all tax returns and any related reports necessary for the Trust to comply with applicable federal, state and other tax laws (including, to the extent applicable, foreign tax laws) and to operate in a manner consistent with registration statement and other disclosures relating to the tax consequences of an investment in shares of the Trust; and (e) such other filings and reports, including state law filings relating to the Trust’s ongoing existence and operations, as shall be reasonably necessary to comply with applicable laws and regulations.

7.
Make available and provide to the Trust: (a) financial, accounting and statistical information required by the Trust in the preparation of registration statements, reports and other documents required by federal securities laws and the securities laws of the states and other jurisdictions in which the Trust’s shares are sold; (b) such information as the Trust may reasonably request for use in the preparation of registration statements, reports and other documents required by federal securities laws and the securities laws of the states and other jurisdictions in which the Trust’s shares are sold; and (c) such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Trust’s shares.

8.	Respond to shareholder inquiries, conduct correspondence and facilitate other communications with shareholders.

9.
Make available its officers and employees to the Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Trust and its investment activities.

10.	Prepare or oversee the preparation of materials relating to meetings of the Board of Trustees and its Committees.

11.
Oversee arrangements entered into by the Trust with third party platforms that provide omnibus account or similar arrangements and services to the Trust or its beneficial shareholders and, in the Manager’s sole discretion, make payments to such third parties from its own resources or fees as compensation for such arrangements.

12.	Such other administrative services as reasonably may be necessary for the effective operations of the Trust.

13.	Maintenance of appropriate records associated with the foregoing as may be required by applicable laws and regulations.

Dated:  June 11, 2018